Exhibit 10.39

COMPANY PRIVATE

June 7, 2004

Mr. Robert Drury

131 Little Lane

Haverford, PA 19041

Dear Bob,

eMerge Interactive, Inc. is pleased to offer you the position of Senior Executive Vice-President and Chief Financial Officer . This position reports directly to me. I believe this company has tremendous potential for success and that you are an individual who will have significant positive impact in driving the company forward. The terms and conditions of this employment offer are as follows:

Interim Conditions:	You will begin work as Senior Executive Vice-President and Chief Financial Officer on June 14, 2004 under an Employment Agreement for an initial period to be determined. It is acknowledged that you will continue to have obligations to your current employer for an indefinite period of time (estimated to be 6 months) and eMerge will be entitled to 50+% of your time. At the end of this obligation period, we will enter into discussions to have you assume the eMerge Chief Financial Officer position full-time and dedicate 100% of your effort to our needs.

Base Salary:	As CFO you will be paid a salary of $10,000 per month for the six-month+ period of the Agreement and will be eligible for an incentive bonus of 25% of your salary subject to achievement of Company targets. During this initial six-month period, you have agreed to maintain your existing employer’s Benefits Package.

When you assume the full-time position of CFO, your annual salary will be $200,000 and you will be eligible for a 45% Annual Incentive Bonus also subject to the achievement of Company targets and the company’s Executive Benefits Package.

Equity:	Subject to Board approval, an option to purchase 200,000 shares of the Company’s common stock, with an exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant, which “grant date” shall be defined as the later of your first day of employment as CFO or approval by the Company’s compensation committee.

Robert Drury

June 7, 2004

2.

Option Terms:	Options will be issued pursuant to and governed by the terms of the company’s 1999 Equity Compensation Plan (the “Plan”). Your options will vest 25% when you assume the full-time CFO position and the balance of the options will vest 25% per year beginning with the first anniversary of the grant date (100% vesting over 4 years); option term is 10 years; unvested options will terminate immediately upon termination, subject to the salary continuance provision below. All options will terminate one year after your death or termination for disability, or 3 months after termination of employment for any reason other than cause, and as of your last day of employment if terminated for cause. Please see the Plan for other terms and conditions.

Example: 200,00 shares granted on start date – 6/14/04

50,000 options vest at the date of assuming full-time CFO Role (11/04)

50,000 options vest at June 14, 2005

50,000 options vest at June 14, 2006

50,000 options vest at June 14, 2007

eMerge will also extend the time period in which you can exercise the options on your Directors’ shares to insure that the Stock Option Grants you have earned as a Director on the Board will carry forward into your CFO role.

Should the Company terminate you without cause, the vesting schedule of all of your options will be accelerated to immediately vest an additional 6 (six) months. In this situation, vested options will remain exercisable for a period of 6 (six) months following the date of termination. In the event of change of control as defined below, options will automatically vest at 100%. In this situation, vested options will remain exercisable for a period of 12 (twelve) months following the date of termination. Please see the Plan for other terms and conditions.

Salary Continuance:	If the Company terminates you without cause, or you are terminated as a result of a change of control as defined below, you will receive a salary and prorated earned bonus (if any) continuation as severance for a period of 6 (six) months after termination. You must agree not to compete with the Company during the period of your salary continuance.

Robert Drury

June 7, 2004

3.

Change of Control:	For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated the 1934 Act) of a majority of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction (as hereinafter defined):

(b) Consummation of:

(1) A merger, consolidation or reorganization involving the Company, unless persons who are stockholders of the Company immediately before such merger, consolidation or reorganization, directly or indirectly, beneficially owned at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such a merger or consolidation or reorganization (the “Surviving Corporation”).

A transaction described in this Section (b) (1) shall herein be referred to as a “Non-Control Transaction”‘

(2) A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary). Other Agreements: Your offer is contingent on your execution of our standard non-disclosure and assignment of inventions agreement (the “NDA”), which will include an agreement not to solicit or hire any of the company’s employees within one year after termination of your employment.

Robert Drury

June 7, 2004

4.

Benefits:	Bob, when you begin your full-time CFO position, you will be eligible to participate in the Company’s Medical, and Dental Insurance on your 1st day of full-time employment and Life Insurance on your 31st day of full-time employment. Eligibility in the Company’s 401(k) plan will occur on the 1st of the quarter following the completion of 90 days of full-time employment.

Employment Type:	At will.

Bob, this offer is valid until Friday, June 11, 2004 and contingent upon the completion and negative results of a pre-employment drug screen paid for by the Company.

Please signify your acceptance of this offer by signing below and returning by fax at 772-594-3220 to the attention of Pam Gallagher, Human Resources Administrator.

I look forward to working with you to bring eMerge to its fullest potential.

Best Regards,

/s/ David Warren
David Warren
CEO and President

Enclosures:	Drug Free Workplace Policy
Drug Screen Chain of Custody Form
Non-Disclosure and Invention Assignment Agreement

Accepted:	/s/ Robert Drury	Date: 6/14/04